EXHIBIT 4.4

AMENDMENT NO. 3
TO THE
GREIF, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
The Greif, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”) is hereby amended pursuant to the following provisions:
1.    Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.
2.    Amendments:
(a)    Article 2A is hereby added to the Plan, immediately following Article 2 of the Plan:
“Article 2A. Shares subject to the Plan
2A.1.    Overall Number of Shares Available for Delivery. The total number of Shares reserved and available for issuance in connection with Awards under the Plan shall be 750,000 (the “Share Pool”). The total number of Shares available is subject to adjustment as provided in Section 2A.3. Any Shares delivered under the Plan shall consist of authorized and unissued shares or treasury shares.
2A.2.    Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 2A.2.
2A.3.    Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Shares), recapitalization, forward or reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (a) the number and kind of Shares or other securities of the Company or other issuer which are subject to the Plan, (b) the number and kind of Shares or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Article 4, and (c) the number and kind of Shares or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards; or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award.”
3.    Effective Date; Construction: The effective date of this amendment is February 25, 2020 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.